UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2010

CDW CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	333-169258	26-0273989
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 N. Milwaukee Avenue Vernon Hills, Illinois		60061
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 465-6000

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Purchase Agreement

On December 3, 2010, CDW LLC (“CDW”) and CDW Finance Corporation (together with CDW, the “Issuers”) entered into a purchase agreement (the “Purchase Agreement”) among the Issuers, the guarantors named therein and the initial purchasers named therein (the “Initial Purchasers”). Pursuant to the Purchase Agreement, the Initial Purchasers have agreed to purchase from the Issuers $450 million aggregate principal amount of 8% senior secured notes due 2018 (subject to an option (the “over-allotment option”) of the Initial Purchasers to purchase up to an additional $50 million in aggregate principal amount of notes). The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions whereby the Issuers and the guarantors, on the one hand, and the Initial Purchasers, on the other hand, have agreed to indemnify each other against certain liabilities. The sale of the notes is expected to close on December 17, 2010, subject to certain closing conditions.

Credit Facility Amendment

On December 2, 2010, CDW entered into an amendment to its term loan agreement among CDW, CDW Corporation, the guarantors named therein, Morgan Stanley Senior Funding, Inc., as administrative agent, Morgan Stanley & Co. Incorporated and the lenders named therein (the “Term Loan Amendment”). The Term Loan Amendment, among other things, (i) extends the maturity of $1.162 billion in term loans (assuming no exercise of the over-allotment option) held by accepting lenders from October 10, 2014 to July 15, 2017, (ii) increases the interest rate with respect to such extended-maturity term loans by 100 basis points and (iii) allows for the issuance of the senior secured notes at closing and for the issuance of additional senior secured indebtedness on a pari passu basis with the term loans in the future (subject to meeting certain incurrence tests at such time). The Term Loan Amendment is expected to become effective on December 17, 2010, subject to certain conditions.

The description of the amendment contained in this Current Report on Form 8-K is qualified in its entirety by reference to the complete text of the amendment, a copy of which is filed herewith as Exhibit 10.1, which is incorporated herein by reference.

Item 8.01.	Other Events.

In connection with the execution of the Purchase Agreement, the Issuers, which are wholly owned subsidiaries of CDW Corporation, priced the previously announced private offering of their senior secured notes. The offering consists of $450 million principal amount (subject to increase under the over-allotment option) of the Issuers’ 8% senior secured notes due 2018. The sale of the notes is expected to close on December 17, 2010, subject to certain closing conditions. All of the proceeds from the offering will be used to repay indebtedness outstanding under CDW’s senior secured term loan at par.

This Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer, solicitation or sale of these securities in any state in which such offer, solicitation or sale would be unlawful. These securities have not been registered under the Securities Act of 1933 or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state laws.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Amendment No. 2, dated as of December 2, 2010, among CDW, CDW Corporation, the guarantors named therein, Morgan Stanley Senior Funding, Inc., as administrative agent, Morgan Stanley & Co. Incorporated and the lenders named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDW CORPORATION

Date:	December 6, 2010	By:	/s/ Robert J. Welyki
Robert J. Welyki
Vice President and Treasurer